Exhibit 99.1
Lightning eMotors Receives Continued Listing Standards Notice from the NYSE
LOVELAND, Colo., December 16, 2022 — Lightning eMotors, Inc. (NYSE: ZEV), a leading provider of zero emission medium-duty commercial vehicles and electric vehicle technology for fleets, announced today that on December 14, 2022, it received written notice from the New York Stock Exchange (the “NYSE”) that it is not in compliance with the NYSE’s continued listing standard that requires a minimum average closing share price of $1.00 over 30 consecutive trading days (the “Notice”).
The Company has notified the NYSE of its intent to cure the deficiency. The Company has six months following receipt of the Notice to cure the deficiency and regain compliance. The Company informed the NYSE that it intends to regain compliance, and is considering all available options that are in the best interests of the Company and its shareholders, including a reverse stock split of its common stock. The Company can regain compliance with the NYSE continued listing requirements at any time during a six-month cure period if, on the last trading day of any calendar month during the cure period, the common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.
During the cure period, the Company’s common stock will continue to be listed and traded on the NYSE. The Notice does not affect the Company’s business operations or its reporting requirements with the Securities and Exchange Commission.
About Lightning eMotors
Lightning eMotors (NYSE: ZEV) has been providing specialized and sustainable fleet solutions since 2009, deploying complete zero-emission-vehicle (ZEV) solutions for commercial fleets since 2018 – including Class 3 cargo and passenger vans, ambulances, Class 4 and 5 cargo vans and shuttle buses, Class 4 Type A school buses, Class 6 work trucks, Class 7 city buses, and motor coaches. The Lightning eMotors team designs, engineers, customizes, and manufactures zero-emission vehicles to support the wide array of fleet customer needs with a full suite of control software, telematics, analytics, and charging solutions to simplify the buying and ownership experience and maximize uptime and energy efficiency. To learn more, visit our website at http://lightningemotors.com.

For more information, contact:

Brian Smith investorrelations@lightningemotors.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-
Lightning eMotors, Inc.
815 14th Street SW Suite A100 | Loveland, CO 80537 | USA | (800) 223-0740 | lightningemotors.com

looking. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. We undertake no obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required under applicable securities laws.
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